Exhibit 3

WRITTEN RESOLUTION OF THE DIRECTORS OF AZURE POWER GLOBAL
LIMITED (THE "COMPANY") MADE IN ACCORDANCE WITH SECTION 7 OF
THE EIGHTH SCHEDULE OF THE COMPANIES ACT 2001

WHEREAS,

  OMERS Infrastructure Asia Holdings Pte. Ltd. ("OMERS Asia") is undertaking to acquire the shares of the Company held by International Finance Corporation and IFC GIF Investment Company I ("Proposed Transaction") aggregating to ~20%.
  OMERS Asia requested the Board of Directors of the Company, in connection with the Proposed Transaction, authorize OMERS Asia:

a. to appoint one observer (the "Board Observer") to the Company's board of directors (the "Board") and all committees of the Board and to appoint a replacement Board Observer should any Board Observer resign or his or her position be vacated for any reason; and

b. to appoint a nominee of OMERS Asia (the "OMERS Asia Nominee") to the Board and to such committees of the Board as the Board or the Nominating & Corporate Governance Committee ("Nom & Gov Committee") shall determine appropriate.

NOW, we, the undersigned, being the directors of the Company for the time being and entitled to receive notice of board meetings HEREBY RESOLVE as follows:

  THAT the execution and delivery of the non-disclosure agreement between the Company and OMERS Asia is hereby authorised and approved and that it may be executed by any Director or executive officer of the Company.
  THAT the appointment of the Board Observer to the Board and all committees of the Board, and appointment of any subsequent replacement Board Observer should any Board Observer resign or his or her position be vacated for any reason, be and is hereby approved beginning from the date of closing of Proposed Transaction.
  THAT the Board Observer appointment as aforesaid (and any subsequent replacement Board Observer) be and is hereby subject to satisfactory completion of background checks as the Company and the Board determine appropriate.
  THAT an on the earlier of an appointment of the OMERS Asia Nominee to the Board or six months from the date of closing of the Proposed Transaction, the Board Observer shall be removed from the Board with immediate effect.

  THAT appointment of the OMERS Asia Nominee to the Board and such committees of the Board as the Board or the Nom & Gov Committee shall determine appropriate, be approved and shall be made within a six-month period beginning from the date of closing of the Proposed Transaction.
  THAT the OMERS Asia Nominee appointment as aforesaid be subject to the customary vetting procedures and background checks performed by the Company and the Board in respect of prospective members of the Board.
  THAT OMERS Asia Nominee, when so appointed to the Board, be bound by the applicable Company policies, the Constitution of the Company, and other laws if any applicable.
  THAT any director, COO or CFO be and is hereby severally authorized to take all necessary steps and actions as may be deemed necessary to give effect to the above resolutions.
  THAT the Company Secretary be authorized and instructed to do all such acts and filings as may be required to give effect to the foregoing resolution.

(This document may be executed in multiple counterparts which taken together, shall constitute the same document.)

SIGNATURE PAGE TO FOLLOW

//Signature Page 1 of 2//

/s/ Ranjit Gupta
Ranjit Gupta

/s/ Barney Sheppard Rush
Barney Sheppard Rush

/s/ Arno Lockheart Harris
Arno Lockheart Harris

/s/ Cyril Sebastien Dominique Cabanes
Cyril Sebastien Dominique Cabanes

/s/ Deepak Malhotra
Deepak Malhotra

/s/ Supriya Prakash Sen
Supriya Prakash Sen

//Signature Page 2 of 2//

/s/ Unnikrishnan Mangalath Sukumara Panicker
Unnikrishnan Mangalath Sukumara Panicker

/s/ Muhammad Khalid Peyrye
Muhammad Khalid Peyrye

/s/ Yung Oy Pin Lun Leung
Yung Oy Pin Lun Leung

Date: 20/07/2021